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                                                                   EXHIBIT 10.18


                               September 1, 1999



Mr. Franklin Myers
President, Cooper Energy Services Division
Cooper Cameron Corporation
515 Post Oak Boulevard
Houston, Texas 77027

Dear Mr. Myers:

     Cooper Cameron Corporation (the "Company") considers the establishment and maintenance of a sound and vital management to be essential for the protection and enhancement of the best interests of the Company and its stockholders. In view of your experience and performance in the business of the Company and its subsidiaries, the Company desires to secure your services for an extended period. In addition, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

     Accordingly, the board of directors of the Company (the "Board") has determined that appropriate steps should be taken to assure the Company of the continuation of your services and to reinforce and encourage the attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company. In particular the Board believes it important, should the Company or its stockholders receive a proposal for or notice of transfer of control of the Company, that you be able to assess and advise the Board whether such transfer would be or is in the best interests of the Company and its stockholders, and to take such other action regarding such proposal or transfer as the Board might determine to be appropriate without being influenced by the uncertainties of your own situation.

     In order to induce you to remain in the employ of the Company, this agreement (the "Agreement"), which has been approved by the Board and which supersedes the previous letter agreement between you and the Company dated November 30, 1995 in its entirety, sets forth the terms of your continued employment by the Company and the compensation and severance benefits which the Company agrees will be provided to you in the event your employment with the Company should be terminated under the circumstances described below.

     Reference is made to Annex I hereto for definitions of certain terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein. Certain capitalized terms used in this Agreement in connection with the description of various Plans are defined in the respective Plans, but if any conflicts with a definition herein contained, the latter shall prevail.

          35. Term of Employment. The Company hereby agrees to continue your employment and you hereby agree to serve the Company for an employment period commencing on the date hereof and initially ending August 31, 2000; provided, however, that on each successive September 1 commencing in 2000, the employment period shall automatically be extended for one additional year (with the date to which the employment period has most recently been so extended being hereinafter referred to as the "Expiration Date" and the period commencing the date hereof and ending on the Expiration Date being hereinafter referred to as the "Employment Period"), subject to prior termination of the Employment Period pursuant to Section 4 of this Agreement.

          36.    Duties.

          (a) During the Employment Period, you shall serve the Company as its Senior Vice President and as President, Cooper Energy Services Division, and perform your duties and responsibilities diligently, faithfully and loyally and devote such time to the Company's affairs as may be necessary to the end of achieving the proper, efficient and successful operation of the Company's business. In such capacities you shall (i) generally have the duties of such offices as may be specified in the Bylaws, (ii) report directly to the Chief Executive Officer and (iii) have general executive management of the business and affairs of the Division, subject to the direction of the Chairman, President and Chief Executive Officer, the Board or any Committee thereof. The foregoing shall not, however, be deemed to restrict you from attending to matters or engaging in activities not directly related to the business of the Company, if reasonable in scope and time commitment and not otherwise in violation of this Agreement.

          (b) If during the Employment Period, (i) a tender offer or exchange offer is made for 20% or more of the Company's outstanding Voting Securities or
(ii) a transaction is proposed which, if consummated, would result in a Change of Control, you agree that you will not leave your employment with the Company (other than as a result of Disability or upon Retirement) and will also render the services contemplated in the introductory paragraphs of this Agreement until such time as such tender offer, exchange offer or proposed transaction is abandoned or terminated or a Change of Control has occurred.

          37.    Compensation.

          (a) Base Salary. As compensation for your services, the Company agrees to pay you basic compensation at the rate of $252,000 per annum through December 31, 1999 and at the rate of $265,000 per annum beginning January 1, 2000 ("Base Salary"), payable on a current basis in equal installments not less frequently than monthly, subject only to such payroll and withholding deductions as may be required by law or the terms of Plans in which you are a participant. For periods subsequent to January 1, 2000, your Base Salary shall be established annually by the Compensation Committee of the Board and paid on the same basis as for the prior year, but no such adjustment shall result in a Base Salary for any year of less than the highest annual rate so authorized by the Committee to be paid to you during any previous calendar year(s) of the Company ended during the Employment Period, except upon your prior written consent. The Company's obligations to you hereunder shall remain unaffected by any election (such as that made for the twelve month period ending December 31, 1999) by you to receive your Base Salary in other than cash, and for all purposes of this Agreement, such election shall apply only to the period for which it is made by written agreement between the Company and you.

          (b) Plans. In addition to your Base Salary, you will participate in the Bonus Plan, Defined Benefit Plan and LTIP Plan, and be eligible to participate in the Defined Contribution Plan, Purchase Plan and Other Plans, including the Perquisites, for each year during the Employment Period.

          (c) Other. The Company shall reimburse you for all expenses paid or incurred by you in the performance of your duties under this Agreement in accordance with the Company's normal expense reimbursement policies applicable to senior executives.

          38. Termination. Upon compliance by the initiating party with any applicable procedures set forth in Section 5 hereof, your employment with the
Company:

          (a) shall terminate automatically upon your death or Retirement;

          (b) may be terminated prior to the Expiration Date at the discretion of the Chief Executive Officer upon your Disability;

          (c) may be terminated prior to the Expiration Date at the discretion of the Chief Executive Officer for Cause;

          (d) may be terminated prior to the Expiration Date at your discretion, other than for Good Reason;

          (e) may be terminated prior to the Expiration Date at the discretion of the Chief Executive Officer prior to a Change of Control without Cause;

          (f) may be terminated prior to the Expiration Date at the discretion of the Chief Executive Officer in conjunction with a Change of Control without Cause;

          (g) may be terminated prior to the Expiration Date at your discretion for Good Reason prior to a Change of Control; or

          (h) may be terminated prior to the Expiration Date at your discretion for Good Reason in conjunction with a Change of Control.

          39. Procedures for Termination. If it is intended that your employment be terminated:

          (a) pursuant to Section 4(b), the Company shall transmit to you written notice setting forth the particulars upon which the Company bases its determination that a Disability exists, together with a written request of the Chief Executive Officer that you resume your duties within 30 days following the date thereof, failing which a "final discharge" shall then occur;

          (b) pursuant to Section 4(c), the Company shall transmit to you written notice setting forth the Cause for which you are proposed to be dismissed in sufficient detail to permit a reasonable assessment of the bona fides thereof, and setting a meeting with the Chief Executive Officer not less than 30 days following the date of such notice at which the Chief Executive Officer shall consider your termination and at which you and your counsel shall have the opportunity to be heard, following which the Chief Executive Officer shall either withdraw the notice, or if he so finds in his good faith opinion, issue his report within ten days thereafter that Cause exists and specifying the particulars of his findings, in which latter event a "final discharge" shall occur. After receipt of a notice of intended termination for Cause, you shall not have any authority to incur any obligation of any kind whatsoever on behalf of the Company pending withdrawal of such notice or "final discharge;"

          (c) pursuant to Section 4(d), you shall transmit to the Company written notice specifying that your resignation is other than for Good Reason;

          (d) pursuant to Section 4(e) or 4(f) the Company shall transmit to you written notice specifying that your termination is without Cause;

          (e) pursuant to Section 4(g) or 4(h), you shall transmit to the Company written notice setting forth the particulars upon which you base your determination that Good Reason exists and, only if the stated basis therefor is capable of being cured, requesting a cure within 10 days, failing which a "final separation" shall then occur, and if such stated basis is not capable of cure by the Company, "final separation" shall occur co-extensive with delivery of the notice.

          For purposes of this Agreement, a "Termination Date" shall be deemed to have occurred upon (i) the happening of any event contemplated by Section 4(a) [death or Retirement], (ii) the date of "final discharge" in the case of termination initiated under Sections 5(a) [Disability] or 5(b)[Cause], (iii) the date of "final separation" in the case of a termination initiated under Section 5(e) [Good Reason], or (iv) the 30th day following the date of any notice contemplated by Sections 5(c) [resignation without Good Reason] or 5(d) [discharge without Cause]; provided, that any proceeding initiated pursuant to
Section 11 hereof within 15 days after the giving of any notice under this
Section 5 shall (anything else in this Agreement to the contrary notwithstanding) automatically toll the effectiveness of any Termination Date until final resolution of such proceeding. Each notice which complies with the requirements of this Section 5 is hereinafter referred to as a "Termination Notice".

          40.    Effect of Termination.  If your employment is terminated:

          (a) pursuant to Sections 4(a) [death or Retirement], 4(b) [Disability], 4(c) [Cause], or 4(d) [resignation without Good Reason], then you shall be entitled to receive (i) payment when due of your Base Salary through the end of the first monthly pay period ended after the Termination Date and (ii) all benefits under the Plans in which you are at the time a participant, to the extent the same are vested under the terms thereof at the Termination Date, and (except as otherwise provided herein) all other obligations of the Company under this Agreement shall thereupon cease provided, however, that in the event that your employment is terminated pursuant to Section 4(a) as a result of your death, without prejudice to your rights under the LTIP Plan or any option grant made pursuant thereto, all outstanding options, rights and other forms of contingent incentive compensation granted to you under the LTIP Plan shall receive the treatment as provided for in subsection (d) of the definition of Severance Package herein; or

          (b) pursuant to Sections 4(e) [discharge without Cause prior to Change of Control] or 4(g) [resignation for Good Reason prior to Change of Control], then you shall become entitled to all benefits conferred upon you by the Termination Package, and (except as otherwise provided herein) all other obligations of the Company under this Agreement shall thereupon cease.

          (c) pursuant to Sections 4(f) [discharge without Cause after a Change of Control] or 4(h) [resignation for Good Reason after a Change of Control], then you shall become entitled to all benefits conferred upon you by the Severance Package, and (except as otherwise provided herein) all other obligations of the Company under this Agreement shall thereupon cease.


     You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after any Effective Date or Termination Date.

          41. LTIP Benefit Acceleration at Effective Date. Immediately upon any Effective Date, all contingent compensation rights issued to you under the LTIP Plan (including an option granted under the options in lieu of pay program) which are then outstanding shall become vested, exercisable, distributable and unrestricted (any contrary provision in the LTIP Plan notwithstanding) for a period of 183 days following the Effective Date (the "Exercise Period") whether or not during such period you continue to be employed by the Company. During the Exercise Period, you shall have the right immediately upon any written request by you to the Company, if approved in writing by any person (acting solely in his individual capacity and when so acting, such concurring person shall do so without any contrary "fiduciary" or other duty to the Company) who was at the Effective Date an officer or director of the Company, to (i) exercise all or any portion of all your options covered (including, at your sole election, any associated

     Tandem SAR) by the LTIP Plan and to have the underlying Shares issued to you, (ii) have issued to you on a non-forfeitable basis any or all Shares covered by Restricted Stock Awards held by you under the LTIP Plan, (iii) have issued to you any or all Performance Shares and/or Performance Units held by you in the LTIP Plan, (iv) exercise all or any portion of any LTIP Plan Freestanding SAR held by you, and (v) obtain the full benefit of any other contingent compensation rights to which you may be entitled under the LTIP Plan, in each case as though all applicable Performance Targets had been met for all Performance Periods (including those extending beyond the Effective Date) and any and all other LTIP Plan contingencies had been satisfied in full at the Effective Date and the maximum possible benefit thereunder had been earned in full at the Effective Date. To the extent you have not exercised or requested performance of such benefits following the Effective Date and prior to expiration of the Exercise Period, all terms applicable to any such benefit prior to the Effective Date shall again become fully applicable as though an Effective Date had never occurred.

          42. Excise Tax. To the extent that the acceleration of vesting or any payment, distribution or issuance made to you pursuant to this Agreement or otherwise is subject to federal income, excise, or other tax at a rate above the rate ordinarily applicable to like payments paid in the ordinary course of business ("Penalty Tax"), whether as a result of the provisions of Section 280G(b)(1) and 4999(a) of the Internal Revenue Code of 1986, as amended, any similar or analogous provisions of any statute adopted subsequent to the date hereof, or otherwise, then the Company shall pay you an additional amount of cash (the "Additional Amount") such that the net amount received by you, after paying any applicable Penalty Tax and any federal or state taxes on such Additional Amount, shall be equal to the amount that you would have received if such Penalty Tax were not applicable.

          43. Deferral of Payments; Early Payments. At any time prior to a Termination Date, you may irrevocably direct the Company that any amounts which are or should become payable to you under the Termination Package, the Severance Package or pursuant to Section 7 hereof shall be paid to you in three equal installments, payable on or within ten days following the Termination Date, and on the first and second anniversaries of the initial installment payment. In addition, if any payment to you in respect of a stock-based benefit which is precipitated by the occurrence of an Effective Date or a Termination Date and which would, in and of itself, give rise to a short-swing profit under Section 16(b) of the Exchange Act, then both the payment and the entitlement to payment thereof, shall automatically be deferred until the earliest date (not later than 183 days following a Termination Date) at which the payment of such benefit would not, in and of itself, result in a short-swing profit. The Company and you further agree that when it has become apparent in our collective best judgment (as expressed by the Compensation Committee of the Board, in the case of the Company) that a Change of Control is likely to occur and further, that a likely consequence thereof will be the occurrence of a Termination Date, the Company and you will use reasonable good faith efforts to undertake and conclude negotiations intended to result in the payment to you of a portion of the Termination Package or Severance Package earlier than would otherwise be the case hereunder, thereby increasing the benefit conferred upon you and the tax efficiency of such payments to the Company, with any consequent tax savings to be allocated between you and the Company in such reasonable proportions as we shall agree; unless so agreed to by both parties in writing, no such negotiation or agreement shall affect the Company's obligations to you under any other provision of this Agreement.


          44.    Conditional Share Purchase Obligation.

          (a) If a Change of Control occurs as a consequence of a tender offer or exchange offer (the "Tender Offer"), the Company shall, if requested by you, purchase from you (whether a Termination Date has occurred following the Change of Control) for cash on any business day selected by you upon not less than ten days' notice to the Company, which day shall not be less than ten days following consummation of the Tender Offer nor more than three years after the Effective Date, up to that number of Shares which shall be equal to the product of (x) the number of Shares acquired by you upon exercise or distribution of any benefit under the Bonus Plan or LTIP Plan (including an option granted under the options in lieu of pay program) prior to consummation of the Tender Offer, multiplied by
(y) the decimal equivalent of (I) the number of Shares accepted for purchase or exchange in the Tender Offer, divided by (II) the number of Shares timely and validly tendered pursuant to the Tender Offer. In the event the above obligation to purchase Shares occurs by reason of a cash tender offer or a combination cash tender offer and exchange offer, the cash price per share to be paid to you hereunder shall be equal to the highest price paid in cash pursuant to the Tender Offer. In the event such obligation occurs by reason of an exchange offer, the cash price per share to be paid to you hereunder shall be equal to the closing price, if traded on a stock exchange, or the average bid and asked prices, if traded in the over-the-counter market, of the security of the person so exchanged for the Shares (the "Exchange Security") on the first day on which the Exchange Security could have been sold by you on such exchange or in the over-the-counter market, as the case may be, in a regular broker's transaction had your Shares been tendered and accepted, multiplied by the number of Exchange Securities (or fraction thereof) issued in the Tender Offer for each Company Share; and

          (b) if a Change of Control occurs pursuant to a Tender Offer and (i) a merger, consolidation, reorganization, sale, spin-off, or purchase of assets under which all remaining outstanding Shares will be converted into or become exchangeable for cash, or for securities ("Merger Security") issued or to be issued by the Person who made the Tender offer (or a subsidiary or affiliate of such Person), is thereafter proposed to the Company or its stockholders, and
(ii) such merger, consolidation, reorganization or purchase of assets occurs less than three years after the Effective Date, and (iii) the amounts of cash into which each Share would be converted if the transaction is effected wholly for cash, or the Merger Security Value (as defined below) if such transaction is effected wholly for Merger Securities, or the sum of the cash and the Merger Security Value if the Transaction is effected partly for cash and partly for Merger Securities, as the case may be, is less than 95% of the per share price that would have been paid by the Company for such portion of your Shares had you exercised your option to require the Company to purchase such Shares under
Section 10(a) above, the Company shall pay you (whether or not a Termination Date has occurred following a Change of Control), an amount in cash equal to the difference between the aggregate price you would have received from the number of Shares the Company would have been required to purchase from you had you exercised such option under Section 10(a) and the amount of cash and/or the Merger Security Value received for the same number of Shares in such merger, consolidation, reorganization or purchase of assets. Such cash payment shall be made to you on a business day selected by you upon no less than ten-calendar days' notice to the Company or its Successor (as hereinafter defined). For purposes of this Section 10(b), "Merger Security Value" shall mean the closing price, if traded on a stock exchange, or the average bid and asked prices if traded in the over-the-counter market, of the Merger Security on the first day on which the Merger Security could have been sold by you on such exchange or in the over-the-counter market, as the case may be, in a regular broker's transaction, multiplied by the number of Merger Securities (or fraction thereof) for which each Share was exchangeable or into which each Share was convertible. If no public market develops for the Merger Security within 30 days from the date of its issue, however, "Merger Security Value" shall mean the fair market value of such Merger Security (on a per unit basis) in the written opinion of a nationally recognized investment banking firm acceptable to you) on the effective date of the merger, consolidation, reorganization or purchase of assets, as the case may be, multiplied by the number of Merger Securities (or fraction thereof) for which each Share was exchangeable or into which each Share was convertible.

     10A.  Certain Rights with Respect to Options.

          (a) In addition to any other rights or privileges held by a holder with respect to an option (including an option granted under the options in lieu of pay program) covered by the LTIP Plan ("LTIP Option") (including the provisions of Section 7 and Section 10), upon a Change in Control of the Company, the holder shall have the right to exchange such option for a new option ("New Option"), that shall be issued according to the following:

               (1)   the New Option shall be immediately exercisable;

               (2) the New Option shall have a term equal to the remaining term of the LTIP Option it replaces (and shall be exercisable through such term);

               (3) the New Option will give the holder the right to acquire shares of the publicly traded common equity of the Company or any successor or direct or indirect parent of either ("Replacement Common Stock") (in the event of two or more classes of common equity, the common equity used shall be determined by the Compensation Committee of the Board of Directors of the Company existing prior to a Change in Control);

               (4) the exercise price used for the New Option ("New Exercise Price") for acquiring a share of Replacement Common Stock shall be determined at the time of the Change in Control by taking (i) the higher of (a) the aggregate value (as of the date of the Change in Control) equal to the merger or acquisition consideration paid or payable in the Change in

          Control, on a per share basis, or (b) the highest price paid for a share of Cooper Cameron common stock over the New York Stock Exchange (or other primary exchange) during the 12 months prior to the Change in Control, and (ii) dividing such amount into the per share exercise price of the LTIP Option; with the result multiplied by the Replacement Common Stock closing price on its principal stock exchange on the day of the Change in Control, or if traded in the over-the-counter market and not on an exchange, the last bid price in such market;

               (5) the number of shares of Replacement Common Stock subject to the New Option shall be the number necessary, using the New Exercise Price, to provide an aggregate value (as of the date of the Change in Control) equal to the higher of (a) the merger or acquisition consideration paid or payable in the Change in Control on a per share basis, or (b) the highest price paid for a share of Cooper Cameron common stock over the New York Stock Exchange (or other primary exchange) during the 12 months prior to the Change in Control;

               (6) if there is no publicly traded common equity of the Company, or any successor or any direct or indirect parent of either, then the New Option shall be with respect to shares of the direct or indirect parent of the Company, and if no such parent then the Company, and if the Company no longer exists, then the successor to the Company;

          (b) In addition to any other rights or privileges held by a holder with respect to an option covered by the LTIP Plan (including the provisions of Section 7 and Section 10), if a Change in Control occurs, each holder of an option shall have the right, but not the obligation, to tender, within 30 days of such a Change in Control, any option to the Company (or any successor to the Company) and receive in exchange therefor a lump sum cash amount equal to the Black-Scholes value of the option, without discount for risk of forfeiture and nontransferability determined by using the highest Black-Scholes valuation during the one-year period prior to the Change in Control. Any Black-Scholes valuation shall be performed on a basis consistent with the methodology set forth on Exhibit A to this Agreement.

          45. Dispute Resolution. It is irrevocably agreed that if any dispute arises between us under this Agreement, or as to any interpretive matter under or alleged breach of this Agreement, the exclusive remedy of each of us shall be to commence binding arbitration proceedings under the rules of the American Arbitration Association (the "Rules"), with any such arbitration proceeding to be conducted in Houston, Texas, applying the substantive law of the State of Texas ("Arbitration"). If Arbitration is commenced prior to an Effective Date, each of us will deposit with the arbitrator(s), 50% of the arbitrator's preliminary estimate of the costs of arbitration (excluding counsel fees and expenses) as security for costs; if Arbitration is commenced after an Effective Date, the Company will be solely responsible for all costs thereof and shall deposit with the arbitrator(s) 100% of the arbitrator(s) preliminary estimate thereof. Notwithstanding any contrary provision of the Rules or Texas law, the Company shall have the burden of proof with respect to any of the following which are at issue in Arbitration: (i) that Cause or Disability existed at the time any notice was given to you under Section 5 based upon either them and/or the sufficiency of such notice; and (ii) that Good Reason did not exist at the time notice was given to the Company under Section 5 based upon Good Reason (but only if such notice was dated on or after an Effective Date) and/or the sufficiency of such notice; and (iii) that a Change of Control has not occurred. Any final ruling of the arbitrator(s) in an Arbitration shall be final and binding for all purposes, and judgment on any Arbitration award may be entered and enforced in any court having jurisdiction.

     The Company and you irrevocably agree that in the event the arbitrator(s) shall determine (after hearing) that any matter presented in Arbitration is one which under Texas law is not susceptible to arbitration, in such event (and only in such event), (i) exclusive jurisdiction over the non-arbitrable issue shall be in the lowest Texas state court of general jurisdiction sitting in Harris County, Texas, (ii) we are each at the time present in Texas for the purpose of conferring personal jurisdiction; (iii) any such action may be brought in such courts, and any objection that the Company or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived, and we each agree not to plead or claim the same, (iv) service of process in any such proceeding or action may be effected by mailing a copy thereof by registered or certified mail, return receipt requested (or any substantially similar form of mail), postage prepaid, to such party at the address provided in Section 14 hereof, (v) no punitive or consequential damages shall be awarded in any such action or proceeding and we each agree not to plead or claim the same; and (vi) prior to any trial on the merits, we will submit any such non-arbitrable issue to court supervised, non-binding mediation.

     If proceedings are commenced prior to an Effective Date, all actual costs of Arbitration or court proceedings involving any non-arbitrable issue (excluding, in each case, counsel fees and expenses), shall be apportioned by the arbitrator(s) or the court in such manner as shall be deemed equitable in light of any final Arbitration award or judgment; if commenced on or after an Effective Date, all such costs shall be borne exclusively by the Company.

     Anything else in this Section to the contrary notwithstanding, nothing in this Agreement shall impair your ability to seek specific performance of your right to be paid under, and to receive all other benefits conferred by, Section 3 of this Agreement during the pendency of any dispute or proceeding concerning Sections 5, 6, 7 and/or 9 hereof.

          46.   Successors; Binding Agreement.

          (a) Upon your written request, the Company will seek to have any Successor (as defined below), by agreement in form and substance satisfactory to you, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. If there has been a Change of Control prior to, or a Change of Control will result from, any such succession, then failure of the Company to obtain at your request such agreement prior to or upon the effectiveness of any such succession (other than by merger or consolidation) shall constitute Good Reason for termination by you of your employment and, upon delivery of a Notice of Termination by you to the Company, you shall be entitled to the benefits provided in Section 6(c) hereof. "Successor" shall mean any Person that succeeds to, or has the ability to control, the Company's business as a whole, directly by merger, consolidation or spin-off or indirectly by purchase of the Company's Voting Securities or acquisition of all or substantially all of the assets of the Company.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          47. Fees and Expenses. The Company shall pay all legal fees and reasonable expenses incurred by you (including costs of arbitration) as a result of (a) your termination following a Change of Control (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or (b) your seeking to obtain, assert or enforce any right or benefit conferred upon you by this Agreement.

          48. Notices. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person to the persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows:

          If to the Company:   Cooper Cameron Corporation
                               515 Post Oak Boulevard
                               Houston, Texas 77027
                               Attention: Chairman, Compensation
                               Committee of the Board of Directors

          If to you:           Franklin Myers
                               10,022 Park Trail
                               Houston, Texas 77024

     Either party may change, by the giving of notice in accordance with this
Section 14, the address to which notices are thereafter to be sent.

          49. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          50. Survival. All obligations undertaken and benefits conferred pursuant to this Agreement, except those set forth in Sections 1 and 2, shall survive the Employment Period and continue thereafter until performed in full.

          51. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Chairman of the Compensation Committee of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Texas.

     If this letter correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this letter to the Company.

                                     Sincerely,

                                     COOPER CAMERON CORPORATION



                                     BY:
                                        -------------------------------------
                                         Sheldon R. Erikson
                                         Chairman, President and Chief Executive
                                         Officer

Agreed to as of the ___
day of September, 1999:


-----------------------
Franklin Myers

                  ANNEX I TO AGREEMENT DATED SEPTEMBER 1, 1999
                                    BETWEEN
                           COOPER CAMERON CORPORATION
                                      AND
                                 FRANKLIN MYERS

                                 Definition of
                                 Certain Terms


     "BONUS PLAN" means for each year, the Company's Management Incentive Compensation Plan or any other Plan adopted by the Board which provides for the payment of additional compensation on an annual basis to senior executive officers contingent upon the Company's results of operations for that specific year, in either case as such Plan shall be amended or modified to, but not on or after, any Effective Date.

     "BYLAWS" means the bylaws of the Company as in effect at the date hereof and as the same shall be amended or otherwise modified to, but not on or after, any Effective Date.

     "CAUSE" means (i) your conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude, or (ii) your willful failure to perform substantially your duties with the Company (other than a failure due to physical or mental illness) which is materially and demonstrably injurious to the Company, or (iii) only prior to an Effective Date, the engaging by you in any "business" engaged in activities in direct competition with the Company, whether as an employee, officer or director or through the beneficial ownership by you of 10% or more of the Voting Securities of such "business." No act or failure to act on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company.

     "CHANGE OF CONTROL" means the earliest date at which:

     (i) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or

     (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

     (iii) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 80% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or

     (iv) a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

     (v) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

     Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring 20% or more of either the combined voting power of the Company's outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

     "DEFINED BENEFIT PLAN" means the Company's Retirement Plan and Supplemental Excess Defined Benefit Plan, as the same shall be amended or modified to, but not on or after, any Effective Date.

     "DEFINED CONTRIBUTION PLAN" means the Company's Retirement Savings Plan and Supplemental Excess Defined Contribution Plan, as the same shall be amended or modified to, but not on or after, any Effective Date.

     "DISABILITY" means your continuing full-time absence from your duties with the Company for 180 days or longer as a result of physical or mental incapacity.

     "EFFECTIVE DATE" means the earliest date upon which (i) any of the events set forth under the definition of Change of Control shall have occurred, (ii) the receipt by the Company of a Schedule 13D stating the intention of any Person to take actions which, if accomplished, would constitute a Change of Control, or
(iii) the public announcement by any Person of its intention to take any such action, in each case without regard for any contingency or condition which has not been satisfied on such date.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "GOOD REASON" means any of the following:

          (i) except as a result of your death or Retirement, or following the receipt by you of a Notice of Termination for Cause or due to Disability, a change in your status, title(s) or position(s) as an officer of the Company which, in your reasonable judgment, does not represent a promotion, with commensurate adjustment of compensation, from your status, title(s) and position(s); or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status, title(s) or position(s); or the withdrawal from you of any duties or responsibilities which in your reasonable opinion are consistent with such status, title(s) or position(s); or any removal of you from or any failure to reappoint or reelect you to such position(s); or

          (ii)  a reduction by the Company in your base salary; or

          (iii) the failure by the Company to continue in effect any Plan in which you were then participating other than as a result of the normal expiration or amendment of any such Plan in accordance with its terms, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any such Plan on at least as favorable a basis to you as is the case on the date hereof or which would materially reduce your benefits under any of such Plan or deprive you of any material benefit enjoyed by you on the date hereof, except as proposed by you to the Board or the Compensation Committee thereof; or

          (iv) the Company's requiring you to be based anywhere outside a twenty-five (25) mile radius of your office as it was located as of the date hereof except for required travel on the Company's business to an extent substantially consistent with your business travel obligations on behalf of the Company prior to the date hereof; or

          (v) the failure by the Company upon a Change of Control to obtain the assumption of this Agreement by any Successor (other than by merger or consolidation); or

          (vi) any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination; and for purposes of this Agreement, no such purported termination shall be effective; or

          (vii) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which you attended to or were engaged in prior to the date hereof and which do not otherwise violate your obligations hereunder; or

          (viii) any continuing material default by the Company in the performance of its obligations under this Agreement, whether before or after a Change of Control.

     "LTIP PLAN" means the Company's Long-Term Incentive Plan adopted as the same shall be amended or modified to, but not on or after, any Effective Date.

     "OTHER PLANS" means any thrift; bonus or incentive; stock option or stock accumulation; pension; medical, disability, accident or life insurance plan, program or policy of the Company which is intended to benefit the chief executive officer and/or executive officers of the Company (other than the Bonus Plan, Defined Benefit Plan, Defined Contribution Plan, LTIP Plan or Purchase
Plan).

     "PERSON" means any individual, corporation, partnership, group, association or other "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or any Plans sponsored by the Company.

     "PERQUISITES" means individual perquisites benefits received by executives, including, but not limited to, the use of company aircraft for 50 hours per year and club membership dues.

     "PLANS" means the Bonus Plan, Defined Benefit Plan, Defined
Contribution Plan, LTIP Plan, Purchase Plan, Compensation Deferral Plan and Other Plans.

     "PURCHASE PLAN" means the Company's Employee Stock Purchase Plan adopted as the same shall be amended or modified to, but not on or after, any Effective Date.

     "RETIREMENT" means termination of your employment on the "normal retirement date" as set forth in the Defined Benefit Plan.

     "SEVERANCE PACKAGE" means your right to receive, and the Company's obligation to pay and/or perform on, the following:

          (a)    on or within ten days following an applicable Termination
     Date, the Company shall pay to you a lump sum, cash amount equal to the sum of (i) three times the highest annual rate of Base Salary in effect during the current year or any of the three years preceding the Termination Date and (ii) three times the greater of (A) the maximum award you would have been eligible to receive under the Bonus Plan in respect of the current year, regardless of any limitations otherwise applicable to the Bonus Plan (i.e., the failure to have completed any vesting period or the current measurement period, or the failure to achieve any performance goal applicable to all or any portion of the measurement period) or (B) the largest award earned (whether or not paid) under the Bonus Plan in respect of any of the three years preceding the Termination Date, or (C) 100% of your Base Salary at the applicable Termination Date, and (iii) three times the Black-Scholes value at the time of grant of the most valuable one-year option grant (excluding any option you received at your election in lieu of salary) you had received from the Company during the five years prior to your Termination Date with any such Black-Scholes valuation performed on a basis consistent with the methodology set forth on Exhibit A to the Agreement. In the event you shall have received for any relevant period, Shares or rights to acquire the same, in lieu of salary or bonus, then such Shares shall be valued for all purposes at the higher of aggregate market value at the date(s) of issue or the Termination Date, without discount in either case for (u) "blockage," (v) any restriction against transfer, or
     (w) any forfeiture provision; and any such "rights"

     (whether denominated as warrants, options, rights or otherwise) shall be valued at the highest of the aggregate Black-Scholes' value (with any assumptions used in such valuation determined by an independent investment banker not associated with either party) or the aggregate "in the money" value at the date(s) of issue or the Termination Date, without discount in any case for (x) terms of vesting, forfeiture or exercise, or (y) "blockage" or (z) any restriction against transfer; and

          (b) in addition to your entitlement to the vested portion of your interest in the Defined Contribution Plan in accordance with the terms of that plan, the Company shall pay to you, on or within ten days following the applicable Termination Date, an amount in cash equal to the unvested portion of the Company's contributions to your account, which unvested portion shall be valued on the same basis as the Shares contributed by the Company in respect of the unvested portion were valued at the date(s) of contribution; and

          (c) in addition to any vested retirement benefits to which you are entitled on the Termination Date under the Defined Benefit Plan, the Company shall pay to you, on or within ten days following an applicable Termination Date, an amount in cash equal to the product of (i) a number equal to your years of life expectancy beyond age 65 as of the Termination Date determined in accordance with the actuarial assumptions utilized under the Defined Benefit Plan immediately prior to the Termination Date, times
     (ii) an amount equal to the difference between (A) the annual benefit to which you would have been entitled at age 65 determined (s) as if you were fully vested thereunder (and without regard to (I) whether you shall actually have completed the period of "vesting service" required to qualify for benefits under the Defined Benefit Plan, (II) any limitation on the amount used in the calculation of the annual benefit thereunder, (III) any offset thereunder for severance allowances payable thereunder, or (IV) any amendment to the Defined Benefit Plan made in connection with a Change of Control and on or prior to the Termination Date, which amendment adversely affects in any manner the computation of retirement benefits under such plan), (t) you had continued in employment with the Company as a "salaried employee" for three years beyond the Termination Date, and (u) based on "compensation" as defined as the highest annual rate of Base Salary in effect during the current year or any of the three years preceding the Termination Date plus the highest award (either earned or paid) under the Bonus Plan in respect of any of the three years preceding the Termination Date and (B) the annual benefit, if any, to which you would be entitled under the single life annuity method of distribution under the Defined Benefit Plan as of the Termination Date; and

          (d) immediately upon an applicable Termination Date, all options and rights to other forms of contingent incentive compensation granted to you under the LTIP Plan which are not then fully vested, exercisable, distributable or otherwise performable by the Company shall immediately become fully vested, exercisable, distributable or otherwise performable by the Company as though all applicable Performance Targets had been met or achieved at maximum levels for all Performance Periods (including those extending beyond the Termination Date) and any and all other LTIP Plan contingencies had been satisfied in full at the Termination Date and the maximum benefits thereunder had been earned at the Termination Date;

          (e) following an applicable Termination Date, you shall receive all benefits under and in accordance with the terms of the Plans (other than the Bonus, Defined Contribution, Defined Benefit and LTIP Plans and medical, disability, accident and life insurance plans and programs for all of which separate provision is made herein) in which you are at the time a participant, but only to the extent the same are vested under the terms of such Plans at the Termination Date; and

          (f) unless you give notice to the Company pursuant to the next sentence within 90 days following an applicable Termination Date, the Company shall maintain in full force and effect, at its sole expense for the continued benefit of you and your dependents during the period from the Termination Date through the earlier of (i) three years from the Termination Date or (ii) the commencement date of equivalent benefits from a new employer, all insured and self-insured employee welfare benefit Plans and Perquisites in which you were entitled to participate immediately prior to the Termination Date. Alternatively, if you notify the Company that you so elect, the Company shall pay you within five days of such notification an amount in cash equal to three times the average annual cost incurred by the Company during the preceding three calendar years as a result of your participation in such welfare benefit Plans (or such fewer whole calendar years as you have so participated). If your participation in any such welfare benefit Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you are entitled to receive under such Plans. You shall not be required to pay any premiums or other charges for such policies. At the end of three years after the Termination Date, the Company, provided you have not previously received or are not then receiving equivalent benefits from a new employer, shall arrange, at its sole cost and expense, to enable you to convert you and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions.

     Anything else in this Agreement to the contrary notwithstanding, if an applicable Termination Date results from a merger or a tender offer or an exchange offer, then unless otherwise agreed to by both parties in writing, all amounts to which you shall at the closing thereof, or which you may upon subsequent notice or lapse of time, become entitled under this Severance Package or Section 10 shall be accelerated to, and become immediately due and payable contemporaneously with, such closing.

     "SHARES" means shares of Common Stock, $.01 par value, of the Company at the date of this Agreement, as the same shall be subsequently amended, modified or changed. The term "market value," when used with respect to a Share means the closing price therefor on the New York Stock Exchange or if not listed thereon, on such other exchange as shall at the time constitute the principal exchange for trading in Shares.

     "TERMINATION PACKAGE" means your right to receive, and the Company's obligation to pay and/or perform on, the following:

          (a) on or within ten days following an applicable Termination Date, the Company shall pay to you a lump sum, cash amount equal to the sum of
     (i) two times the highest annual rate of Base Salary in effect during the current year or any of the two years preceding the Termination Date and
     (ii) two times the greater of (A) the maximum award you would have been eligible to receive under the Bonus Plan in respect of the current year, regardless of any limitations otherwise applicable to the Bonus Plan (i.e., the failure to have completed any vesting period or the current measurement period, or the failure to achieve any performance goal applicable to all or any portion of the measurement period) or (B) the largest award earned (whether or not paid) under the Bonus Plan in respect of any of the three years preceding the Termination Date; and

     (b) following an applicable Termination Date, you shall receive all benefits under and in accordance with the terms of the Plans (other than the Bonus Plans for which separate provision is made above) in which you are at the time a participant, but only to the extent the same are vested under the terms of such Plans at the Termination Date.


     "VOTING SECURITIES" means, with respect to any corporation or business enterprise, those securities which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.